Exhibit 10.19

PLAN OF REORGANIZATION AND MERGER AGREEMENT

          This Plan of Reorganization and Merger Agreement is dated as of December 31, 2000, and is entered into by and between Community First State Bank, a South Dakota banking corporation with its principal office in Vermillion, South Dakota (the "Target Bank"), and Community First National Bank, national banking association with its principal office in Fargo, North Dakota (the "North Dakota Bank"and, collectively with the Target Bank, the "Banks").

          The Boards of Directors of the Banks deem it fair and equitable to, and in the best interests of, their respective shareholders, that the Target Bank be merged with and into the North Dakota Bank, with the North Dakota Bank being the Surviving Bank (as hereinafter defined), on the terms and conditions herein set forth under and pursuant to the National Bank Act (the "Act").  Each such Board of Directors has approved this Plan of Reorganization and Merger Agreement, has authorized its execution and delivery and has directed that this Plan of Reorganization and Merger Agreement and the Merger be submitted to its respective shareholders for approval.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements, provisions and covenants herein contained, the parties hereto adopt and agree to the following agreements, terms and conditions relating to the merger of the Target Bank with and into the North Dakota Bank (hereinafter, the "Merger") and the mode of carrying the same into effect.

          1.       Merger.  The Target Bank will be merged with and into the North Dakota Bank, which will be the surviving corporation (hereinafter called the "Surviving Bank" whenever reference is made to it as of the Closing Date or thereafter).  Such Merger will be pursuant to the provisions of and with the effect provided in the Act.  The date or dates when the Merger will be consummated is hereinafter referred to as the "Closing Date" as defined in Section 12 below.

          2.       Name.  The name of the Surviving Bank will be "Community First National Bank."

          3.       Board of Directors; Officers.  The Board of Directors of the Surviving Bank at the Closing Date will consist of the following individuals:  Keith A. Dickleman, Thomas E. Hanson, Robert W. Jorgenson, Gary A. Knutson, David A. Lee and Charles A. Mausbach.

Such directors will serve as directors of the Surviving Bank until the next annual meeting of the Surviving Bank or until such time as their successors have been elected and have qualified.  Additional directors may be appointed from time to time as set forth in the Surviving Bank's Articles of Association and Bylaws.  The executive officers of the Surviving Bank shall consist of the following individuals:  David A. Lee, Chairman, President and Chief Executive Officer; and Thomas R. Anderson, Chief Investment Officer. Other officers of the Bank shall be appointed from time to time by the Board of Directors of the Surviving Bank.  Such officers will serve until their successors are elected or appointed in accordance with the Bylaws of the Surviving Bank.

          4.       Capital of the Surviving Bank.  The amount of capital stock of the Surviving Bank shall be $10,000,000 divided into 100,000 shares of common stock, each of $100.00  par value, and at the time the merger shall become effective, the Surviving Bank shall have a surplus of not less than $308,072,000 and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks before the Merger, adjusted however, for the capital reduction proposed incident to consummation of the merger, and for normal earnings and expenses (and if applicable, purchase accounting adjustments) between September 31, 2000, and the effective time of the Merger.

          5.       Articles of Association.  Effective as of the time this Merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the Surviving Bank shall read in their entirety as set forth in Exhibit A hereto.

          6.       Bylaws.  The Bylaws of the North Dakota Bank in effect at the time of this Merger shall continue as the Bylaws of the Surviving Bank.

          7.       Effect of the Merger.  At the Closing Date, the separate corporate existence of the Banks will cease, and the Banks will become a single bank, the Surviving Bank, as provided in Section 215a of the Act.  The Surviving Bank will thereafter have all the rights, privileges, immunities, and powers, and be subject to all the duties and liabilities of a corporation incorporated under the Act.  The Surviving Bank will thereafter possess all the rights, privileges, immunities, and franchises of a public as well as of a private nature of the Banks, respectively; and all property, real, personal, and mixed and all debts due on any account, including subscriptions for shares, and all other choses in action, and every other interest of or belonging to or due to the Banks will vest in the Surviving Bank without any further act or deed.  As of the Closing Date, the Surviving Bank will be responsible and liable for all the liabilities and obligations of the Banks; a claim of or against or a pending proceeding by or against either of the Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in place of either of the Banks.  Neither the rights of creditors nor any liens upon the property of either of the Banks will be impaired by the Merger.

          8.       Cancellation and Reissuance of Common Stock.  At the Closing Date, each share of Common Stock of the North Dakota Bank validly issued and outstanding immediately prior to the Closing Date will remain issued and outstanding as shares of the Surviving Bank.  Each share of Common Stock of the Target Bank validly issued and outstanding immediately prior to the Closing Date will be canceled.

9.       Shareholder Approval.  This Plan of Reorganization and Merger Agreement will be submitted to the respective shareholders of the Banks for ratification and confirmation by consent or at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Association and Bylaws of the Banks.  The Banks will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger, and the other transactions contemplated by this Agreement on the terms herein provided.

          10.     Termination.  This Plan of Reorganization and Merger Agreement may be terminated and the Merger abandoned by mutual consent of the respective Boards of Directors of the Banks at any time prior to the Closing Date.

          11.     Waivers; Amendments.  Any of the Banks may, at any time prior to the Closing Date, by action taken by its Board of Directors or officers thereunto authorized, waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan of Reorganization and Merger Agreement or agree to the amendment or modification of this Plan of Reorganization and Merger Agreement by an agreement in writing executed in the same manner as this Plan of Reorganization and Merger Agreement.

          12.     Closing Date.  The Merger will become effective on the day on which the Office of the Comptroller of the Currency shall declare the Merger effective (the "Closing Date").  The Merger may, at the election of the North Dakota Bank and with the consent of the Comptroller of the Currency, be consummated in stages, involving such Target Bank as may be appropriate, in order to effectuate an orderly data processing conversion and consolidation of operations of the Banks.

          13.     Captions.  The captions in this Plan of Reorganization and Merger Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Plan of Reorganization and Merger Agreement.  This Plan of Reorganization and Merger Agreement may be executed in several counterparts, each of which will constitute one and the same instrument.

          14.     Governing Law.  This Plan of Reorganization and Merger Agreement is to be construed and interpreted in accordance with the laws of the United States.

          WITNESS, the signature of said merging Banks as of this 22 day of December, 2000, each set by its authorized officer and attested thereto, pursuant to a resolution of its Board of Directors, acting by a majority.

COMMUNITY FIRST STATE BANK
Vermillion, South Dakota

By /s/ Thomas R. Anderson
Its Investment Officer

COMMUNITY FIRST NATIONAL BANK
Fargo, North Dakota

By /s/ Thomas R. Anderson
Its Investment Officer

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